Exhibit 99.1

LIBERTY STAR GOLD CORP

2766 N. Country Club Road	TEL: (520) 731-8786
Tucson, Arizona 85716-2204	FAX: (520) 844-1118

http://www.libertystargold.com/

May 24, 2006
NR 34	OTCBB: LBTS

FOR IMMEDIATE DISSEMINATION

LIBERTY STAR STAKES 20 NEW URANIUM PIPE TARGETS—GEOPHYSICAL FIELD WORK STARTS

Tucson, Arizona – May 24, 2006 – Liberty Star Gold Corp (the “Company”), (symbol: LBTS) is pleased to announce that 120 additional claims have been staked at the Company’s North Pipes Project in Northern Arizona covering about 3.9 square miles in 5 blocks including 20 new uranium breccia pipe targets (Pipes). Combined with the claims previously announced, the Company now controls 771 mining claims covering about 15,960 acres or approximately 25 square miles in 46 blocks including 143 Pipes. Geologic work continues. Each Pipe has the potential to be a stand-alone uranium mine if mineralization of sufficient quantity and grade is discovered.

The Company has identified numerous additional Pipes and additional claim staking is progressing at the current time. Further acquisitions will be announced as they are completed.

Geophysical field crews are currently conducting electrical geophysical surveys known as CSAMT (Controlled Source Audio-range Magneto Tellurics). The Company has prioritized the top 20 pipes out of the 143 currently held based on knowledge to date. This survey includes Pipes prioritized as follows: 1. Rock SW, 2. Wizard, 3. Wildband and 10. Wildband South (a cluster of seven pipes some yet to be named), 4. “Pipe” (which is a cluster of four Pipes, three unnamed) and 5. Flat Top, a cluster of two pipes. The Pipes appear to be complexly clustered which the Company believes is positive for mineralization. All of these Pipes are within a few miles of past producing uranium mines.

Initial geophysical data appears to be encouraging. Additional interpretational work is ongoing. As the data is interpreted a three dimensional model will be generated for each mineral body detected. A drilling program will be designed around each geologic-geophysical model.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe,

President/Director

The Company currently holds 1,718 mineral claims, spanning 421 square miles centered approximately 25 miles northwest of the village of Iliamna on the north shore of Lake Iliamna. The Big Chunk claims adjoin Northern Dynasty’s Pebble project on the north border, forming a large donut shape and adjoining their border to the southeast. These two properties cover the entirety of the Big Chunk caldera, the volcanic-intrusive feature thought to be the source of mineralization in the area. With acquisitions in the North Pipes project area of Northern Arizona, Liberty Star additionally now has 771 standard Federal lode mining claims covering 15,960 acres or about 25 square miles in 46 separate blocks covering 143 breccia pipe targets. The breccia pipe targets have been defined on the basis of imagery interpretation, field geology, and various types of geochemistry and geophysics. Until confirmed by drilling, the exact nature of these breccia pipe targets and their mineral character cannot be verified. These claims are owned 100% by the Company and are not subject to royalty. The Bonanza Hills acquisition announced with News Release 24 includes 163 Alaska State Mining Claims covering 40.8 square miles and are 100% owned by the Company. The Company now has three major projects of three distinct types. These are the Big Chunk Project in Alaska, targeting porphyry copper-gold-moly-silver-zinc mineralization; the Bonanza Hills Project in Alaska, targeting gold with by-product silver; and the North Pipes Project in Arizona, targeting uranium with by-product copper, silver and perhaps other metals.

SAFE HARBOR STATEMENT

Statements in this news release that are not historical are forward looking statements. Forward looking statements in this news release include that each pipe has the potential to be a stand-alone uranium mine if mineralization of sufficient quantity and grade is discovered; that we have identified numerous additional pipes and additional claim staking is progressing at the current time; that further acquisitions will be announced as they are completed; that the Pipes being complexly clustered is positive for mineralization; that indications are positive for mineralization; that a three dimensional model will be generated for each mineral body detected; that a drilling program will be designed around each geophysical model; and that we are targeting minerals in each of our project areas.

It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data, that we may not be able to raise sufficient funds to complete our intended exploration or further staking; that other parties will have staked our intended targets; that weather, logistical problems or hazards prevent us from or delay our exploration; that analysis of data cannot be done accurately and at depth; that results that we have found in any particular holes are not necessarily indicative of larger areas of our property; that we are unable to retain or reach agreement with qualified employees or consultants to carry out our plans; that regulatory bodies do not provide permits as expected; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s most recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact: James A. Briscoe (520) 731-8786